Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Financial Results for the Third Quarter 2008

FARMINGTON HILLS, Mich.--(BUSINESS WIRE)--October 22, 2008--Ramco-Gershenson Properties Trust (NYSE:RPT) today announced financial results for the third quarter ended September 30, 2008.

Company highlights for the third quarter ended September 30, 2008

  Sold Plaza at Delray shopping center in Delray Beach, FL to Heitman Joint Venture
  Signed 34,800 SF Golfsmith lease to replace Linens ‘N Things at Troy Marketplace in Troy, MI
  Renewed leases at expiration at an average increase of 7.3% over prior rents paid
  Opened 23 new stores with rental rates averaging 67.4% over portfolio average rents
  Same Center Net Operating Income increase of 3.9%
  Core operating portfolio occupancy of 95.3%

Funds from Operations (FFO) for the third quarter 2008, which was impacted by the planned value-added redevelopment of a number of shopping centers as well as the sale of assets to existing joint ventures, decreased 4.3% to $13.5 million, compared to $14.1 million for the three months ended September 30, 2007. On a diluted per share basis, the decrease was 4.5% to $0.63 per share, compared with $0.66 per share for the same period in 2007. Net income for the third quarter 2008 was $11.6 million compared to $3.3 million for the three months ended September 30, 2007. On a diluted basis, net income for the third quarter 2008 was $0.63 per share compared to net income of $0.15 per share for the same period in 2007. Net income was higher in the third quarter of 2008, primarily due to a $9.3 million increase in gains on the sale of real estate assets.

Funds from Operations (FFO) for the nine months ended September 30, 2008, also impacted by redevelopment projects and property sales to joint ventures, decreased 3.4% to $39.9 million, compared to $41.3 million for the nine months ended September 30, 2007. On a diluted per share basis, the decrease was 3.1% to $1.86 per share, compared with $1.92 per share for the same period in 2007. Net income for the nine months ended September 30, 2008, was $26.0 million compared to $38.2 million for the nine months ended September 30, 2007. On a diluted basis, net income for the nine months ended September 30, 2008, was $1.41 per share compared to net income of $1.96 per share for the same period in 2007. Net income was lower for the nine months ended September 30, 2008, primarily due to higher gains on asset sales in the first nine months of 2007 versus the same period this year.

“Our financial and operating results for the third quarter were in line with our business plan,” said Dennis Gershenson, President and Chief Executive Officer. “Our leasing results continue to show strength across all of our markets with increases above portfolio average rents in both existing and new leases. We have limited exposure to debt maturities over the next two years with the extension of our revolving credit facility. Also, based on the capital markets and the desire of national anchor retailers to push back store commitments, we have scaled back the pace of our redevelopment and development pipelines. Throughout the balance of the year, we will remain focused on conservatively managing our core business and pursuing those redevelopments where we have signed commitments from anchor tenants.”

Operating Portfolio

As of September 30, 2008, the Company owned interests in 89 retail shopping centers totaling approximately 20.1 million square feet consisting of 48 core operating properties, 28 properties held through joint ventures and 13 properties currently under redevelopment, which consist of both core properties and joint venture assets. Most of the Company’s assets are concentrated in metropolitan markets with a five-mile average population base of 193,522 and an average household income of $77,016. The Company’s average shopping center size is 225,000 square feet and contains on average more than two anchors limiting the center’s exposure to any single anchor tenant.

Redevelopment Activity

At quarter-end, the Company had 12 value-added redevelopments in progress, excluding The Town Center at Aquia, which the Company addresses in its development activity. Anchor leasing commitments have been secured for ten of the projects. Seven of the active redevelopments involve core operating properties. These seven active redevelopments are expected to cost $21.6 million and upon completion should generate an average return on new dollars invested of 11.1%. The other five projects involve joint venture properties. The Company’s capital commitment for its joint venture redevelopments is $8.8 million and the projects are expected to generate a return to the Company of 15.2%. The Company will also earn market fees for its joint venture redevelopment activities.

Development Activity

As of September 30, 2008, the Company had four major projects in its development pipeline. Three of the four projects are planned to be developed through off-balance sheet joint ventures. The Company does not plan to engage in any new development activities without signed commitments from anchors that create a critical retail mass and without construction financing in place to complete the development. Following is a brief update on the projects:

Current Off-Balance Sheet Development:

  Hartland Towne Square, Hartland, MI – This 500,000 square foot community shopping center is currently being developed through a joint venture in which the Company has a 20% interest. Meijer purchased 21 acres of land from the Company in March of 2008 and has commenced the construction of a 192,000 square foot store. The sale of 16.8 acres of land to Menards for a 162,000 square foot home improvement store is expected to occur in the first quarter of 2009. A letter of intent has been signed for a 30,000 square foot national mid-box retailer. Also, three outlots have been leased or are under contract for sale.

Planned Off-Balance Sheet Development:

  Gateway Commons, Lakeland, FL - The Company is in the process of obtaining municipal approval for this 375,000 square foot development. Even in today’s challenging market, the project continues to garner significant tenant interest from national anchor retailers underserved in the market. Government entitlements are expected to be complete by the end of the second quarter of 2009. At that time, the Company expects to have secured leases or sales agreements for over 60% of the shopping center’s leasable area. Once the municipal approval process is complete and tenant commitments secure, the Company plans to form a joint venture for the development of the project. Only after the leases are in place, the formation of a joint venture complete and construction financing documented will the project go forward.
  The Town Center at Aquia, Stafford County, VA – The first phase of this development is nearly complete and includes a new 100,000 square foot office building, which is over 80% leased. Presently, the Company is engaged in only minor site work at the project. At such time as market conditions dictate and agreements with tenants are signed, the Company may pursue additional phases of the development, which could include a sale to a hotel, the construction of additional office space, entertainment uses and retail space as well as a sale for a multi-family residential component.

Planned On Balance-Sheet Development:

  Northpointe Town Center, Jackson, MI – This 550,000 square foot development is still in the preliminary planning and entitlement phase. The Company does not anticipate exercising its option to acquire the land until a critical mass of retailers has been achieved.

Rent Commencements/Leasing Activity

During the quarter, 23 stores opened in 110,417 square feet, at an average base rental rate of $18.03 per square foot, 67.4% above portfolio average rents. Over 50% of the new gross leasable area is for national credit quality tenants. In addition, 16 leases, encompassing 175,701 square feet, were renewed at an average base rent of $9.73 per square foot, an increase of 7.3% over prior rental rates.

Leasing remained solid throughout the Company’s portfolio through the quarter-ended September 30, 2008. For the first nine months of the year, the Company signed 13 new anchor leases, 12 of which are scheduled to open during 2009 encompassing approximately 400,000 square feet.

At September 30, 2008, occupancy for the Company’s core operating portfolio, excluding redevelopments, was 95.3%.

Acquisition/Disposition Activity

During the quarter, the Company sold the Plaza at Delray shopping center in Delray Beach, Florida, to a joint venture with an investor advised by Heitman LLC. The 330,000 square foot shopping center is anchored by a Publix Supermarket, Marshalls, Staples and a Regal Cinema. Permanent financing for the shopping center was secured by the joint venture in the amount of $48 million for five years at an interest rate of 6.0%. The Plaza at Delray transaction allowed the Company to pay down $43 million in long-term debt and generated approximately $24 million in net proceeds.

Debt

Total debt at September 30, 2008, was approximately $637.8 million with an average interest rate of 5.7% and an average maturity of 61 months. Of that total, $476.7 million was fixed rate debt and $161.1 million was variable rate debt. At September 30, 2008, the Company’s debt to market capitalization was 57.0% and total capitalization approximated $1.1 billion.

Subsequent to quarter-end, the Company extended its $150 million unsecured revolving credit facility through December of 2009. The Company, at its option, can further extend this facility through 2010, which coincides with the maturity of the Company’s $100 million unsecured term loan credit facility. Pricing is unchanged at LIBOR plus 115 to 150 basis points depending on the Company’s overall leverage.

Additional debt maturing through the end of 2009 totals $80.0 million and includes approximately $56.1 million in bank-held variable rate mortgages as well as a $23.9 million fixed-rate mortgage held through an insurance company. A majority of the expiring debt has short-term extension provisions as well as aggregate loan to value ratios in the 50%-60% range.

Dividend

On October 1, 2008, the Company paid a third quarter common share dividend of $0.4625 per share for the period of July 1, 2008 through September 30, 2008, to shareholders of record on September 20, 2008, based on an expected annual dividend rate of $1.85. The Company’s FFO payout ratio for the third quarter was 73.3%.

FFO Guidance

As previously announced, the Company expects 2008 annual diluted FFO per share to be between $2.47 and $2.53. In addition, the Company expects earnings per diluted common share to be between $1.85 and $1.90.

Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

Conference Call Information

Ramco-Gershenson Properties Trust will host a live broadcast of its third quarter conference call on Thursday, October 23, at 9:00 a.m. eastern time, to discuss its third quarter financial results. The live broadcast will be available online at www.rgpt.com and www.investorcalendar.com and also by telephone at (877) 407-8033, no pass code. A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (877) 660-6853, (Pass code-Account #286, Conference ID # 298677), for one week.

Supplemental financial information is available via e-mail by sending requests to dhendershot@rgpt.com and is also available on the investor section of our web page.

Ramco-Gershenson Properties Trust, headquartered in Farmington Hills, Michigan, is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT), which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally. The Trust owns interests in 89 shopping centers totaling approximately 20.1 million square feet of gross leasable area in Michigan, Florida, Georgia, Ohio, Wisconsin, Tennessee, Indiana, New Jersey, Virginia, South Carolina, North Carolina, Maryland and Illinois. For additional information regarding Ramco-Gershenson Properties Trust visit the Trust’s website at www.rgpt.com.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2008	2007	2008	2007
	(Unaudited)
	(In thousands, except per share amounts)
REVENUES:
Minimum rents	$22,467	$23,905	$68,589	$72,283
Percentage rents	21	117	518	525
Recoveries from tenants	9,942	10,414	31,338	32,805
Fees and management income	1,677	1,132	5,029	5,162
Other income	538	1,938	1,517	3,588
Total revenues	34,645	37,506	106,991	114,363
EXPENSES:
Real estate taxes	4,481	5,051	14,133	15,242
Recoverable operating expenses	5,757	5,944	17,840	18,145
Depreciation and amortization	7,824	8,005	23,659	24,220
Other operating	836	768	2,897	2,037
General and administrative	3,342	4,043	11,967	10,950
Interest expense	8,685	9,887	27,357	31,649
Total expenses	30,925	33,698	97,853	102,243
Income from continuing operations before gain on sale of real estate assets, minority interest and earnings from unconsolidated entities
	3,720	3,808	9,138	12,120
Gain (loss) on sale of real estate assets	9,247	(107)	19,534	31,269
Minority interest	(1,665)	(1,167)	(4,385)	(7,183)
Earnings from unconsolidated entities	283	688	1,949	1,806
Income from continuing operations	11,585	3,222	26,236	38,012
Discontinued operations, net of minority interest:
Loss on sale of real estate assets	-	-	(400)	-
Income from operations	-	62	178	182
Income (loss) from discontinued operations	-	62	(222)	182
Net income	11,585	3,284	26,014	38,194
Preferred stock dividends	-	(593)	-	(2,863)
Loss on redemption of preferred shares	-	-	-	(35)
Net income available to common shareholders	$11,585	$2,691	$26,014	$35,296
Basic earnings per common share:
Income from continuing operations	$0.63	$0.14	$1.42	$1.99
Income (loss) from discontinued operations	-	0.01	(0.01)	0.01
Net income	$0.63	$0.15	$1.41	$2.00

Diluted earnings per common share:
Income from continuing operations	$0.63	$0.14	$1.42	$1.95
Income (loss) from discontinued operations	-	0.01	(0.01)	0.01
Net income	$0.63	$0.15	$1.41	$1.96

Basic weighted average common shares outstanding	18,471	18,469	18,470	17,642
Diluted weighted average common shares outstanding	18,487	18,520	18,492	18,544

COMPREHENSIVE INCOME
Net income	$11,585	$3,284	$26,014	$38,194
Other comprehensive income :
Unrealized gain (loss) on interest rate swaps	(284)	(727)	740	(530)
Comprehensive income	$11,301	$2,557	$26,754	$37,664

RAMCO-GERSHENSON PROPERTIES TRUST CALCULATION OF FUNDS FROM OPERATIONS (In thousands, except per share amounts.)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net Income	$11,585	$3,284	$26,014	$38,194
Add:
Depreciation and amortization expense	9,218	9,192	27,901	27,445
Minority interest in partnership:
Continuing Operations	1,653	1,212	4,357	7,183
Discontinued Operations	-	10	(35)	29
Discontinued operations, loss on sale of property	-	-	463	-
Less:
Loss (gain) on sale of depreciable real estate (1)	(8,952)	1,017	(18,828)	(29,797)
Funds from operations	13,504	14,715	39,872	43,054
Less:
Series B Preferred Stock dividends	-	(593)	-	(1,781)
Funds from operations available to common shareholders, assuming conversion of OP units
	$13,504	$14,122	$39,872	$41,273

Weighted average equivalent shares outstanding, diluted	21,406	21,439	21,411	21,464

Net income per diluted share to FFO per diluted share reconciliation:
Net income per diluted share	$0.63	$0.15	$1.41	$1.96
Add:
Depreciation and amortization expense	0.43	0.43	1.30	1.28
Minority interest in partnership:
Continuing Operations	0.08	0.06	0.20	0.33
Discontinued Operations	-	-	-	-
Discontinued operations, loss on sale of property	-	-	0.02	-
Less:
Loss (gain) on sale of depreciable real estate (1)	(0.42)	0.05	(0.88)	(1.39)
Assuming conversion of OP units	(0.09)	(0.03)	(0.19)	(0.18)
Funds from operations per diluted share	0.63	0.66	1.86	2.00
Less:
Series C Preferred Stock dividends	-	-	-	(0.08)
Funds from operations available to common shareholders per diluted share, assuming conversion of OP units
	$0.63	$0.66	$1.86	$1.92

(1) Excludes gain on sale of undepreciated land	$295	$910	$706	$1,472

RAMCO-GERSHENSON PROPERTIES TRUST
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2008	2007
	(Unaudited)

	(In thousands, except per
	share amounts)
ASSETS
Investment in real estate, net	$821,270	$876,410
Cash and cash equivalents	7,035	14,977
Restricted cash	5,555	5,777
Accounts receivable, net	34,353	35,787
Equity investments in and advances to unconsolidated entities	98,087	117,987
Other assets, net	38,102	37,561

Total Assets	$1,004,402	$1,088,499

LIABILITIES
Mortgages and notes payable	$637,770	$690,801
Accounts payable and accrued expenses	25,211	57,614
Distributions payable	9,888	9,884
Capital lease obligation	7,256	7,443

Total Liabilities	680,125	765,742
Minority Interest	40,965	41,353

SHAREHOLDERS' EQUITY
Common Shares of Beneficial Interest, par value $0.01, 45,000 shares authorized; 18,471 and 18,470 issued and outstanding as of September 30, 2008 and December 31, 2007, respectively

	185	185
Additional paid-in capital	388,932	388,164
Accumulated other comprehensive loss	(105)	(845)
Cumulative distributions in excess of net income	(105,700)	(106,100)
Total Shareholders’ Equity	283,312	281,404
Total Liabilities and Shareholders’ Equity	$1,004,402	$1,088,499

CONTACT:
Ramco-Gershenson Properties Trust
Media Contact:
Dawn Hendershot, 248-582-6202
Director of Investor Relations and
Corporate Communications
or
Company Officers:
Dennis Gershenson, President & Chief Executive Officer
Richard Smith, Chief Financial Officer
Phone: 248-350-9900
Fax: 248-350-9925